ADMINISTRATIVE SERVICES AGREEMENT

     This Agreement is entered into as of this ____ day of _____, 200__ by and among ___________, a corporation organized and existing under the laws of the state of ______ ("Service Provider"), OppenheimerFunds Distributor, Inc., a New York Corporation ("OFDI") and OppenheimerFunds Services ("OFS"), a division of OppenheimerFunds, Inc., a Colorado Corporation.

                                   WITNESSETH:

     WHEREAS, the Service Provider desires to provide administrative services comprised of certain recordkeeping, trustee, reporting and processing services to certain qualified employee benefit plans, 403(b) plans, 457 plans and other retirement plans (each a "Benefit Plan" and, collectively, the "Benefit Plans"), which services include processing and transfer arrangements for the investment and reinvestment of Benefit Plan assets in investment funds specified by an entity not related to the Service Provider such as a Benefit Plan sponsor, an investment adviser, or administrative committee of the Benefit Plan, generally upon the direction of participants of such Benefit Plans or their beneficiaries (the "Participants");

     WHEREAS, Service Provider desires to make Class A, Class C and Class N shares of certain Oppenheimer funds listed on Appendix A hereto (each a "Fund" and collectively, the "Funds") available for purchase by Benefit Plans and their Participants;

     WHEREAS, OFS and Service Provider desire to facilitate the purchase, exchange and redemption of Class A, Class C and Class N shares of the Funds, on behalf of the Benefit Plans and their Participants, through one or more accounts in each Fund, as described in Section 3 below ("Benefit Plan Accounts"); and

     WHEREAS, OFDI agrees to make Class A, Class C and Class N shares of the Funds available for purchase by Benefit Plans and their Participants, subject to the terms and conditions of this Agreement.

     NOW THEREFORE, the parties hereto agree as follows:

     1. Performance of Services. The Service Provider agrees to perform the administrative functions and services set forth in this Agreement, including those services listed in Section 4 of this Agreement and Appendix D attached hereto, with respect to shares of the Funds owned by the Benefit Plans and included in the Benefit Plan Accounts (the "Services"), or as requested by the Benefit Plans.

     2. Purchase of Class A, Class C and Class N Shares. OFDI shall make Class A, C or N shares available for purchase by Benefit Plans in accordance with the terms of each Fund's then-current prospectus or prospectuses (including any supplements thereto) ("Prospectus") and statement of additional information (including any supplements thereto) ("SAI"). Alternatively, if the broker-dealer of record so requests, or if there is no broker-dealer of record on the Benefit Plan Account and the Service Provider specifically requests, OFDI shall make
Class A shares of the Funds available for purchase by Benefit Plans and their Participants through the broker/dealer of record, if any, at net asset value without sales charge (and without the payment of a sales commission) in accordance with the terms of each Fund's Prospectus and SAI. Shares of a Fund shall be available for purchase for so long as such shares remain generally available for purchase by the public or for so long as this Agreement has not been terminated pursuant to Section 19. The purchase or redemption of Class B shares is not permitted under this Agreement. The purchase, exchange and redemption of a Fund's Class A, Class C and Class N shares shall occur in accordance with the procedures set forth in Appendix B attached hereto. It is acknowledged and agreed that the availability of the shares of a Fund shall be subject to such Fund's Prospectus and SAI, federal and state securities laws and applicable rules and regulations of the National Association of Securities Dealers, Inc. ("NASD").

     3. Benefit Plan Accounts. Unless otherwise directed by Service Provider, OFS shall maintain one omnibus account per Benefit Plan in each Fund registered in the name of the Benefit Plan. OFS shall not maintain separate accounts for Benefit Plan Participants. Accordingly, in the event a contingent deferred sales charge ("CDSC") is assessed upon the redemption of Fund shares, the CDSC shall be assessed at the Benefit Plan level and the responsibility for allocating that the CDSC among the Participant level accounts shall be with the Benefit Plan sponsor. Service Provider shall advise the Benefit Plan sponsor that CDSC is calculated at the Benefit Plan Account level rather than at the Participant account level and that it is the Benefit Plan sponsor's responsibility to allocate among the Participant level accounts any CDSC assessed.

     4. Services Provided. Service Provider shall maintain the account records for each Participant, including a daily record of the number of shares of a Fund owned by the Benefit Plan on behalf of each Participant, the value of each Participant's account, the dividends accrued on such accounts, and a record of all exchanges, purchases, and redemptions for each Participant account. Neither OFDI, OFS, nor the Funds shall have any responsibility with respect to the provision of administrative services, or recordkeeping services for Benefit
Plans, including tax reporting or tax withholding, for the individual Participants. With respect to all services provided under this Agreement, Service Provider shall comply with all provisions of each Fund's Prospectus and SAI, and with all applicable state and federal securities laws and regulations.

     5. Payments. In consideration of the Services provided by Service Provider pursuant hereto and subject to Service Provider's compliance with all provisions of this Agreement, OFS shall pay to Service Provider the amount set forth in Appendix C attached hereto. OFS's obligation to pay Service Provider hereunder shall be suspended if Service Provider transmits trade information for Participant accounts to a third-party intermediary with which OFS has established similar payment arrangements. Additionally, OFS reserves the right to withhold all or a portion of the payment due the Service Provider if the minimum service standards described in Appendix D are not adhered to. The payment of the amount set forth in Appendix C is intended to compensate Service Provider for Services only, as outlined in Section 4 above and Appendix D attached hereto, and is not intended to constitute payment in any manner for investment advisory or distribution services.

     6. 12b-1 Service Fees. The Prospectus provides that OFDI may compensate dealers, brokers, banks and other financial institutions quarterly for providing personal service and maintenance of accounts of their customers that hold Fund shares. The services to be provided include, among others, answering customer inquiries about the Fund, assisting in establishing and maintaining accounts in the Fund, making the Fund's investment plans available and providing other services at the request of the Fund or OFDI. If there is a broker-dealer of record on the Benefit Plan Account, it will be presumed that the broker-dealer is providing those services and is eligible to receive payment of the 12b-1 service fee. If, however, Service Provider is providing those services to the Benefit Plan Accounts and acknowledges that fact in writing to OFDI, and if the broker-dealer of record agrees in writing to the payment of the 12b-1 service fee to Service Provider, OFDI shall pay Service Provider the service fee. If there is no broker-dealer of record on the Benefit Plan Account and Service Provider certifies in writing to OFDI that it is providing the services described above, OFDI shall pay the 12b-1 service fee to Service Provider. The amount of the 12b-1 service fee, the calculation of the 12b-1 service fee and the payment of the 12b-1 service fee are as set forth in each Fund's Prospectus and SAI. The payment of the 12b-1 service fee by or on behalf of a Fund may be revised or eliminated altogether at any time at the discretion of that Fund's board of trustees or directors, as the case may be.

     7. Maintenance of Records and Procedures.

     (a) Recordkeeping and other administrative services to Participants shall be the responsibility of Service Provider and shall not be the responsibility of OFS, OFDI or the Funds. Neither OFS, OFDI or the Funds shall maintain separate accounts or records for Participants. Service Provider or Designee shall maintain and preserve all records as required by applicable law, rules and regulations and/or this Agreement to be maintained and preserved in connection with providing the services described herein, and will otherwise comply with all laws, rules and regulations applicable thereto. Service Provider acknowledges that to the extent records are required to be maintained and preserved by the Service Provider with respect to a Fund pursuant to the provisions of Rule 31a-1 and Rule 31a-2 of the Investment Company Act of 1940, as amended, the records are the property of such Fund. Notwithstanding, upon request of OFDI, OFS or a Fund, the Service Provider shall provide copies of the historical records dating to transactions between the Funds and the Benefit Plans, written communications regarding the Funds to and from the Benefit Plans and other material, in each case (1) as are maintained by the Service Provider in the ordinary course of business, and (2) as may reasonably be requested to enable the Funds and its representatives, including without limitation each of the Funds' auditors or legal counsel, to
          (A) monitor and review the Services; (B) comply with any request of a governmental body or self regulatory organization or the Benefit Plans; (C) verify compliance by the Service Provider with the terms of this Agreement and with all applicable laws; or (D) make required regulatory reports, as further described in Section 8 below.

     (b) The Service Provider further agrees that it shall permit OFS (or its designated agent) and the Funds (or its designated agent) to have reasonable access to its procedures, personnel and records during normal business hours in order to facilitate the monitoring of: (i) the quality of services provided under this Agreement; (ii) the Service Provider's compliance with the terms of this Agreement and any other agreement between the parties; (iii) the accuracy of Service Provider's recordkeeping system; and (iv) the accuracy of the invoices submitted to OFS and OFDI for payment. The parties agree to cooperate in good faith in providing records to one another pursuant to this
          Section 7.

     (c) An annual ongoing due diligence questionnaire will be electronically delivered to Service Provider. Service Provider is required to complete the questionnaire and provide a copy to **** within 60 days of receipt.

     8. Reporting. If Service Provider requests OFS to maintain one or more omnibus accounts in each Fund registered in the name of Service Provider (acting on behalf of multiple Benefit Plans), then Service Provider shall report to OFS the number of each Fund's shares purchased by state. At OFS' request, Service Provider shall provide OFS with any and all information about the Benefit Plans or Participants therein maintained by Service Provider, as may be reasonably necessary to permit OFS or the Funds to comply with any request of the board of directors or trustees of the Funds or of a governmental body, self-regulatory organization or a trustee, plan administrator or sponsor of, or Participant in, a Benefit Plan. Service Provider shall have their recordkeeping system audited annually by an independent accounting firm qualified to conduct such audits and shall provide OFS with a copy of the auditor's SAS70 report within 30 days of its issuance. If a Service Provider does not currently obtain a SAS70 report of its recordkeeping system on an annual basis, Service Provider will be required to obtain such a SAS70 report of their recordkeeping system within one year following execution of this Agreement.

     9. Representations About OFS, OFDI and the Funds. Service Provider and/or its Designee is authorized to make no representation concerning OFS, OFDI, the Funds or the shares of the Funds that is not contained in the then-current Prospectus, SAI, or in other written marketing materials prepared and distributed by OFDI for such use. The Service Provider (and its Designee) agrees to use no sales material that has not been pre-approved in writing by OFDI.

     10. Appointment as Agent. Service Provider is hereby appointed to act as OFDI's agent solely for the purpose of receiving orders, in accordance with the procedures outlined herein, for the purchase, exchange and redemption by Benefit Plans of Class A, Class C or Class N shares of the Funds. Except as provided in the foregoing sentence, Service Provider shall not be, nor hold itself out to the public or engage in any activity as, an agent or distributor for the Funds, OFS, OFDI, OppenheimerFunds, Inc, or any of their affiliates. Service Provider's maintenance of Participant level account records for Benefit Plans is done as agent for such Benefit Plans and not as agent for the Funds, OFS, OFDI, OppenheimerFunds, Inc., or any of their affiliates. OFDI agrees that Service Provider may designate and authorize such intermediaries as it deems necessary, appropriate or desirable to receive orders, in accordance with the procedures outlined herein, for the purchase, exchange and redemption by Benefit Plans of Class A, Class C or Class N shares of the Funds. Service Provider and each of its Designees acknowledge that orders for the purchase, exchange and redemption by Benefit Plans of Class A, Class C or Class N shares of the Funds must be received by the Service Provider before the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) ("Close of Trading") in order to receive that day's price. The appointment of Service Provider as agent for OFDI shall not apply where Service Provider acts as principal and submits purchase, exchange and redemption orders for its own accounts. In that event, the purchase, exchange and redemption orders submitted by Service Provider shall be processed as the next calculation of the net asset value per share that is made after OFDI receives the order at its offices in Colorado. Orders received from the Service Provider or its Designee after the Close of Trading will receive the next days' price.

     11. Provision of Materials. OFDI shall provide via hard copy or Electronic Document Delivery without charge to the Benefit Plan, as the shareholder of record, a copy of each Fund's Prospectus, SAI, relevant sales literature, relevant proxy material, periodic reports to shareholders and such other reports, documents or information as Service Provider may request. Service Provider shall forward, at its own cost, any such materials to each Benefit Plan sponsor or Participants therein.

     12. NSCC Fund/SERV.

     (a)  If  transactions  in  Fund  shares  are to be  processed  through  the
          National Securities Clearing Corporation's ("NSCC") Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, then both Service Provider and OFDI will be bound by the terms of the Fund/SERV Agreement filed by each with the NSCC. Without limiting the generality of the following provisions of this Section, Service Provider and OFDI each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

     (b) Any information transmitted through Networking by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

     (c)  For  each  account,   Service  Provider  will  provide  OFS  with  all
          information necessary or appropriate to establish and maintain each account (and any subsequent changes to such information).

     (d) All information that is received by Service Provider from OFS for inclusion in tax statements relating to an account will be reported to the Benefit Plan trustee, Benefit Plan sponsor or other entity responsible for tax reporting, accurately, completely and in a timely manner by Service Provider.

     (e) The official Fund records of each account will be determined by OFS. Service Provider and OFS will reconcile any differences between their records. In the event of any discrepancy between the records of Service Provider and OFS regarding an account, the records of OFS will control pending resolution of the discrepancy.

     13. Indemnity.

     (a) OFDI shall indemnify and hold harmless Service Provider, and its affiliates, officers, directors, and employees against any losses, claims, damages, legal fees, expenses or liabilities that arise out of or are based upon (i) violation by OFDI of any applicable law, rule or regulation; (ii) any material breach of its representations or warranties contained in this Agreement; (iii) any untrue statement of a material fact contained in the Prospectus or sales literature of the Funds prepared by OFDI or the failure to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any action or omission to act or failure to comply with the applicable terms of this Agreement (including the terms of Appendix B hereto) as a result of OFDI's bad faith, gross negligence or willful misconduct.

     (b) OFS shall indemnify and hold harmless Service Provider, and its affiliates, officers, directors, and employees against any losses, claims, damages, legal fees, expenses or liabilities that arise out of or are based upon (i) violation by OFS of any applicable law, rule or regulation; (ii) any material breach of the representations or warranties contained in this Agreement; and (iii) any action or omission to act or failure to comply with the applicable terms of this Agreement as a result of its bad faith, gross negligence or willful misconduct. In the event OFS is advised of any error in the computation of the net asset value per share of a Fund or class of shares of a Fund ("NAV") or any dividend or capital gain distribution (each a "pricing error"), which the Fund's investment adviser has determined requires a correction resulting in a change in the NAV, OFS or the Funds shall notify Service Provider as promptly as reasonably possible after OFS is advised of the error. Such notification may be verbal, but shall be confirmed promptly in writing or electronically. If an adjustment is made to correct a pricing error which has caused Benefit Plan Participant account holders to receive fewer shares credited to their respective account than the amount to which they are entitled, the number of shares of the Funds attributable to the accounts of such Benefit Plan Participant account holders will be adjusted and the per share amount of any underpayments of redemption or exchange proceeds or dividends and distributions which the Fund has adjusted as to all shareholder accounts shall be credited by OFS to the Service Provider for crediting of such amounts to the applicable Benefit Plan Participant account. Upon notification by OFS of any overpayment due to a pricing error, Service Provider shall promptly remit to OFS any overpayment that has not been paid to Benefit Plan Participants. OFS shall not be responsible for indemnifying Service Provider for its internal expenses or labor costs incurred as a result of a pricing error.

     (c) Service Provider shall indemnify and hold harmless OFDI, OFS, the Funds, their affiliates, and their respective officers, directors, trustees, and employees against any losses, claims, damages, legal fees, expenses, or liabilities that arise out of or are based upon Service Provider's or Designee's: (i) violation of any law, rule, or regulation; (ii) any breach of the representations or warranties contained in this Agreement; (iii) any action or omission to act, or failure to comply with the terms of this Agreement (including the terms of Appendices B, D and E) as a result of Service Provider's or Designee's bad faith, gross negligence or willful misconduct; or (iv) a cancellation or correction made subsequent to the date as of which an order has been placed, and Service Provider shall promptly pay such loss to OFDI or such Fund upon notification. Service Provider shall indemnify and hold Indemnified Parties harmless from any and all losses, claims, damages, reasonable legal fees and expenses, expenses or liabilities, that arise out of or are the result of the actions or omission to act of the Designees which Service Provider has arrangements with to provide recordkeeping services for Benefit Plans, including, without limitation, any violation of Rule 22c-1 under the Investment Company Act of 1940, as amended.

     (d) Upon receiving notice of a claim, an indemnitee under this Section 13 shall give prompt written notice to the indemnitor, provided that the obligation of the indemnitor shall not be reduced on account of the failure or delay in giving such notice except to the extent that the indemnitor has been prejudiced in any material respect by such failure. At its own expense, the indemnitor may participate in or assume the defense against such a claim, and if it chooses to do so the indemnitee shall not compromise or settle such claim without the prior written consent of the indemnitor.

     14. Insurance and Liability. Service Provider agrees to maintain comprehensive general liability coverage to insure against errors, omissions or misfeasance in the performance of its obligations under this Agreement, with limits of not less than one (1) million dollars. In the event the assets invested in the Oppenheimer funds through Service Provider exceed $25 million but no less than $50 million, Service Provider shall maintain errors and omissions coverage with limits of not less than $2 million, and if the assets invested in the Oppenheimer funds through Service Provider exceed $50 million, Service Provider shall maintain errors and omissions coverage with limits of not less than $5 million. Such insurance coverage shall be issued by a qualified insurance carrier with a Best's rating of at least "A". Service Provider shall furnish to OFDI a certificate of insurance evidencing such coverage and naming OFDI, OFS, and the Funds as additional insureds. Service Provider will also carry a fidelity bond covering its employees and authorized agents with a limit of not less than one (1) million dollars issued by a qualified insurance carrier with a Best's rating of at least "A". Service Provider will provide OFS with a certificate of insurance evidencing such coverage. Service Provider shall also notify OFS immediately, or have its insurance carrier notify OFS at least 60 days prior to termination of such comprehensive general liability coverage or fidelity bond coverage, or if such policies are amended or modified in such a way as to adversely affect the coverage of OFDI, OFS, or the Funds under such policies.

     15. Expenses. Except as otherwise expressly provided by this Agreement, each party shall bear its own expenses relating to the discharge of its duties hereunder. No party to this Agreement will be responsible for any expenses of the other party incident to this Agreement. No party shall charge the other parties any fee for bank wires executed pursuant to this Agreement.

     16. Agreements With Other Parties. Service Provider may enter into agreements and arrangements similar to this Agreement with organizations other than OFDI and OFS. OFDI and OFS may enter into agreements and arrangements similar to this one with organizations other than Service Provider, and may enter into arrangements with Benefit Plans for services similar to those to be provided under this Agreement.

     17. Disclosure to Other Parties. OFDI or OFS may disclose to third parties that they have entered into this arrangement with Service Provider and Service Provider may disclose to third parties that it has entered into this arrangement with OFDI and OFS. No party shall disclose the compensation terms included herein to any other parties, except as required by regulations or statute, Benefit Plan sponsors and Participants and any governmental or regulatory authority. Service Provider and each Designee shall not, without OFDI's prior written approval, make public references to the Funds or, if applicable, to their availability to be purchased at net asset value.

     18. Notices. Notices with respect to this Agreement shall be sent as follows:

         If to Service Provider:
                                            [INSERT ADDRESS]





         If to OFDI, to:                    OppenheimerFunds Distributor, Inc.
                                            2 World Financial Center
                                            225 Liberty Street
                                            New York, NY 10281-1008
                                            Attn:  President

         If to OFS, to:                     OppenheimerFunds, Services
                                            6803 South Tucson Way
                                            Centennial, Colorado 80112
                                            Attn:   President

         With a copy to:            OppenheimerFunds Distributor, Inc.
                                            General Counsel
                                            OppenheimerFunds, Inc.
                                            2 World Financial Center
                                            225 Liberty Street
                                            New York, NY 10281-1008

     19. Effectiveness; Termination.

     (a) This Agreement shall become effective as of the date when it is executed above.

     (b)  Any party to this  Agreement may terminate  this Agreement upon thirty
          (30) days' written notice to the other parties, provided however, that OFDI reserves the right, without notice, to suspend sales or to withdraw the offering of shares of any Fund, in whole or in part, or to make a limited offering of shares of any Fund or redeem shares or take such other action as OFDI or the Fund's trustees or directors determine is appropriate.

     (c) The provisions of Sections 7, 8, 9, 13, 14 and 21 of this Agreement shall survive the termination of this Agreement.

     20. Additional Representations, Warranties and Covenants. By signing this Agreement, each party represents to the others that it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity. Service Provider further represents, warrants and covenants that:

     (a) The arrangement provided for in this Agreement will be disclosed to the Benefit Plan sponsor and/or Participants in the Benefit Plans;

     (b) Service Provider and its Designee shall not be a discretionary "fiduciary" of any Benefit Plans as such term is defined in Section 3
          (21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

     (c)  The receipt of the fees  described  in Section 5 and,  if  applicable,
          Section 6 hereof by Service Provider and its Designee will not constitute a "prohibited transaction" as such term is defined in
          Section 406 of ERISA and Section 4975 of the Code;

     (d) Service Provider or Designee, as relevant, shall maintain a restorable back-up copy of all Participant level records at a secure off-site location and will update those records daily;

     (e) Service Provider and its Designee are not required to be registered as a broker-dealer under applicable law, including as a result of entering into and performing the administrative services set forth in this Agreement; however, must comply with applicable rules and regulations of the NASD;

     (f) Service Provider has and agrees to maintain policies and procedures reasonably designed to identify and prevent customers from short-term trading in connection with the purchase, exchange and sale of the Funds' shares or in connection with engaging in arbitrage activity to the detriment of long-term investors in the Funds;

     (g) Service Provider agrees that is will not assist or facilitate short-term trading activity on behalf of Benefit Plan Participants that results in excessive trading contrary to the Fund's prospectus disclosure and agrees to cooperate with OFS and OFDI to identify and prevent Benefit Plan Participants from such short-term trading or arbitrage activity;

     (h)  Service  Provider agrees that the Service  Provider is responsible for knowing the provisions and policies of the Funds related to breakpoints and for applying those provisions and policies to the sale of shares;

     (i) In connection with Service Provider's limited appointment as an agent of OFDI's hereunder, Service Provider further represents and warrants that:

          (A) Service Provider has internal controls and procedures in place that are reasonably designed to ensure that orders submitted by Benefit Plans for the purchase and redemption of a Fund's shares are being processed in accordance with the terms of the Fund(s)' current Prospectus as well as applicable law, rules and regulations regarding the handling of mutual fund orders on a timely basis;

          (B) Service Provider acknowledge that orders for the purchase, exchange and redemption by Benefit Plans of Class A, Class C or Class N shares of the Funds must be received from the Service Provider before the Close of Trading in order to receive that day's price.

     (j) Service Provider will provide, upon reasonable request of OFDI or a Fund and consistent with applicable law, any policies and procedures the Service Provider has in place to prevent or detect "late-day trading" and/or abusive short-term trading activity by Benefit Plan Participants with respect to shares of the Fund;

     (k) The record keeping services will be performed by qualified personnel of Service Provider in accordance with the terms of this Agreement and highest industry standards (Service Provider may delegate its obligation to provide Recordkeeping and administrative service under this Agreement to another entity, provided that such entity has all appropriate and necessary licenses, registration and authorization to perform the services delegated);

     (l) "Service Provider" will reconcile on each Business Day (as defined in Appendix B): (i) all transactions by each Benefit Plan involving shares (including purchases, redemptions and reinvestments of dividends and capital gains distributions) with the corresponding Participant level transactions on its recordkeeping system, and (ii) the aggregate position for each Benefit Plan of all Participants and beneficiaries on its recordkeeping system with the corresponding balance in the account as reflected on the OppenheimerFunds recordkeeping system. Service Provider will immediately advise OFS in writing of any discrepancies between its records and the balances as reflected on OFS's records. It will be presumed that the account balances reflected on OFS's records are correct; and



     21. Use of Name. Except as otherwise provided for in this Agreement, neither party shall use the name or any trademark or service mark of the other party without their prior written consent. In the event this Agreement is terminated, Service Provider shall not use Oppenheimer's name or any other words that may be reasonably construed to imply a continuing relationship.

     22. Assignment; Integration. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party without the written consent of the others. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, OFS or OFDI may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, without the consent of Service Provider. This Agreement contains the full and complete understanding between the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.

     23. Amendment. This Agreement and any amendments thereto shall not be amended or modified, except by written instrument executed by the party against which enforcement is sought.

     24. Governing law; Severability. This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to conflicts of laws principles. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.



     26. Force Majeure. No party shall be liable, nor shall any party be considered in breach of this Agreement, whether or not due to any failure or delay in performance of its obligations under this Agreement, as a result of a cause beyond its reasonable control including but not limited to any act of God or public enemy, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, tornado, earthquake, storm, or other like event, disruption or outage of computers or communications, equipment failure, power or other utility failure, labor strikes, exchange action, action or inaction on the part of pricing services utilized by OppenheimerFunds, Inc. to price the Funds' shares, unusual trading activity or the suspension or disruption of trading on any exchange or another other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented with reasonable care.

     27. Confidentiality. Each party acknowledges and understands that any and all technical, trade secrets, or business information of the other party, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to it by the other party or is otherwise obtained by such party, its affiliates, agents or representatives during the term of this Agreement ("Proprietary Information") constitutes trade secrets of the other party. Each party agrees to use its best efforts to safeguard Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information of the other party to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of such party on a need to know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information by or on behalf of such party. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section will continue in full force and effect notwithstanding the termination of this Agreement.

     28. Section Headings. The section headings in this Agreement are for reference and convenience only and will not be construed to limit or otherwise affect the meaning of this Agreement.

     29.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.



(The remainder of this page has been left intentionally blank. The signature page follows.)

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

                                             OPPENHEIMERFUNDS DISTRIBUTOR, INC.

                                            By:  _______________________________
                                                 John P. Stoma, SVP
                                                 Director of Retirement Plans


                                              OPPENHEIMERFUNDS SERVICES
                                          (a division of OppenheimerFunds, Inc.)

                                          By: __________________________________
                                                 Robert Agan
                                                 Senior Vice President



                                              [SERVICE PROVIDER]

                                          By: __________________________________

                                        Name: __________________________________

                                       Title: __________________________________

                                   Appendix A
                        OppenheimerFunds Participating in
                        Administrative Services Agreement

Oppenheimer Balanced Fund
Oppenheimer Bond Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund

Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Convertible Securities Fund
Oppenheimer Developing Markets Fund
Oppenheimer Disciplined Allocation Fund
Oppenheimer Discovery Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Emerging Technologies Fund
Oppenheimer Enterprise Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Growth Fund
Oppenheimer High Yield Fund
Oppenheimer International Bond Fund
Oppenheimer International Growth Fund
Oppenheimer International Small Company Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Quest Balanced Fund
Oppenheimer Quest Capital Value Fund, Inc.
Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Opportunity Value Fund
Oppenheimer Quest Value Fund, Inc.
Oppenheimer Real Asset Fund
Oppenheimer Real Estate Fund
Oppenheimer Select Value Fund
Oppenheimer Small Cap Value Fund
Oppenheimer Strategic Income Fund
Oppenheimer Total Return Bond Fund
Oppenheimer U.S. Government Trust
Oppenheimer Value Fund

                                   Appendix B

                       Procedures for Order and Settlement

     A. OFS shall make available to Service Provider via the OppenheimerFunds Alliance Trading website, for each Fund (1) the most current net asset value information by 4:30 p.m. Mountain Time ("MT") on each business day that the New York Stock Exchange is open for business (each a "Business Day") or at such other time as that information becomes available, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice; OFS will notify Service Provider as to the number of shares of each Fund so issued, and (3) in the case of fixed income funds, the daily accrual or the interest rate factor.

     B. Upon receipt of purchase, exchange, and redemption instructions from Benefit Plans (or from Benefit Plan Participants) for acceptance by the Fund as of the close of trading on the New York Stock Exchange (generally, 4:00 p.m.
Eastern Time) ("Close of Trading") on each Business Day ("Instructions"), Service Provider shall calculate the purchase, exchange or redemption order for each Fund. Orders for the purchase, exchange and redemption by Benefit Plans (or from Benefit Plan Participants) of Class A, Class C or Class N shares of the Funds derived from Instructions must be received by Service Provider prior to the Close of Trading on any given Business Day shall be transmitted to OFS via NSCC Fund/SERV or the OppenheimerFunds Alliance Trading website by 7:00 a.m. MT on the Business Day next following the Business Day such orders were received. Subject to Service Provider's compliance with the foregoing, Service Provider will be considered OFDI's agent and the Business Day on which Instructions are received by Service Provider in proper form prior to the Close of Trading shall be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by Service Provider after the Close of Trading on any given Business Day shall be treated as if received on the Business Day next following the Business Day such orders were actually received. For large dollar redemption or exchange orders (i.e., 5% or more of the value of the Fund), the Funds or OFS may require Service Provider to give 24 hours prior notice of such redemption or exchange and the Funds reserve the right to delay such redemption or exchange transactions if it determines such transaction would be disadvantageous to existing shareholders. Dividends and capital gains distributions shall be automatically reinvested at net asset value in accordance with each Fund's Prospectus.

     C. If transactions in Fund shares are to be settled through the NSCC Fund/SERV system, the terms of the Fund/SERV Agreements filed by each party with the NSCC shall apply. If the transactions in Fund shares are to be settled directly with OFS, the following provisions shall apply: Service Provider, the Benefit Plan sponsor, or the Benefit Plan Trustee shall initiate wire payment for purchase orders, in immediately available funds, to one or more Fund concentration accounts designated by OFS, as soon as possible but in any event no later than 11:00 a.m. MT on the same Business Day such purchase orders are communicated to OFS via the OppenheimerFunds Alliance Trading website and, if requested by OFS, notify OFS of the Federal reference numbers for such wire transfers. If payment is not received by that time, the purchase such payment relates to shall be rescinded and any dilution to the Fund as a result of such rescinded trade shall be the responsibility of Service Provider. For purchases of shares of dividend accrual funds, those shares shall not begin to accrue dividends until the day after the payment for those shares is received.

     D. OFS shall initiate wire payment for redemption orders in amounts equal to or greater than $100, in immediately available funds, to one or more concentration accounts designated by Service Provider, as soon as possible but in any event no later than 4:00 p.m. MT on the Business Day such redemption orders are communicated to OFS, except as provided in each Fund's Prospectus and SAI. Upon request, OFS will notify Service Provider of the Federal reference numbers for such wire transfers.

     E. Service Provider shall be able to access Benefit Plan account activity and holdings with respect to each Fund via the OppenheimerFunds Alliance Trading website.

     F.  Service  Provider  may  designate   authorized  signors  for  exception
processing  outside of the automated trading  platforms.

                                   Appendix C

     OFS agrees to pay Service Provider in accordance with the terms of Section 5 thereof, at the annual rate of 0.10% (ten basis points) per Oppenheimer fund omnibus Benefit Plan account annually. Such fee shall be calculated either monthly or quarterly based on the average daily net assets in each such Oppenheimer fund omnibus Benefit Plan account for the month/quarter. Service Provider will provide OFS an invoice via the OppenheimerFunds secured Alliance Trading Web-site after the end of each month/quarter, identifying the broker-dealer of record and representative of record, if applicable, and outlining the number of sub-accounts subject to the aforementioned fees and OFS will make such payment to the Service Provider within 30 business days of receipt of the invoice. Invoices submitted in excess of 60 days of the time period to which the invoice relates are subject to non-payment.

     Such fee is subject to periodic review of services provided by Service Provider and cost savings to OFS and may be revised by OFS at any time upon notice to Service Provider.

                                   Appendix D

            Minimum Service Standards Expected from Service Provider

The following schedule describes the Service Standards which Service Provider agrees to meet regarding services to be performed for Benefit Plans under the terms of this Agreement.

The Service Provider will permit OFS or its representative to have reasonable access to its personnel and records in order to facilitate the monitoring of the adherence to said Service Standards, including honoring requests for specified ad hoc reporting from time to time.

----------------------------------------------------------------------------------------------------------------------
                                         Expected Minimum Service Standards
----------------------------------------------------------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
                   Function                                                Service Standard
------------------------------------------------ ---------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
Automated trade submission                       100% of routine daily transactions submitted via an approved automated trading platform such as the OppenheimerFunds Alliance
                                                 Trading Site or via NSCC Defined Contribution Clearance and
                                                 Settlement system (unless otherwise agreed to in writing.)
------------------------------------------------ ---------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
Contribution and Distribution Processing         Trade files submitted to OFS within 24 hours of receipt of accurate and confirmed data from
------------------------------------------------ ---------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
Trade Corrections/Exception Processing           Communicated to OFS within 24 hours of discovery.  Requests to handle corrections or manual exceptions in excess of 2 times per week or in excess of 10% of trade volume within a given month, will be considered excessive and subject to possible fee reductions.
------------------------------------------------ ---------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
Phone Calls Returned                             Within 24 hours
------------------------------------------------ ---------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
Participant Exchange Requests                    Transmitted to OFS same day if received by close of market for that
(via VRU, Internet, or live agent.)              day.
------------------------------------------------ ---------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
Response to Written Correspondence               Within 48 hours of receipt
------------------------------------------------ ---------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
Tax Reporting                                    Within IRS Guidelines (assuming accurate and pertinent information is received from the plan.)
------------------------------------------------ ---------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
Participant Statements                           Mailed pursuant to federal guidelines of the period end date
                                                 (unless an overriding written agreement between the Service
                                                 Provider and a specified plan exists.)
------------------------------------------------ ---------------------------------------------------------------------
------------------------------------------------ ---------------------------------------------------------------------
Transfer of Information for Terminating Plans    In the event that a plan chooses to transfer their TPA services away from Service Provider, Service Provider will deliver balanced and complete data, in an electronic format, to the new service provider within 30 days of asset transfer.
------------------------------------------------ ---------------------------------------------------------------------